Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:02 AM 08/01/2013 FILED 10:53 AM 08/01/2013 SRV 130943005 - 4686326 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PALMERSTON STOCK AGENCY, INC.

Palmerston Stock Agency, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          The name of the Corporation is Magnolia Lane Income Fund

SECOND:    This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on May 12, 2009 (the “Certificate of Incorporation”) and any amendments thereto.

THIRD:        The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH

The total number of shares of stock which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares, at a par value of $0.0001 per share and total number authorized shares of preferred stock is 100,000,000 at a par value of $0.0001

Without regard to any other provision of this Certificate of Incorporation, each eight (8) shares of common stock issued and outstanding (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 8 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

FOURTH:     This amendment was duly adopted in accordance with the provisions of sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:         This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 22nd day of July, 2013.

PALMERSTON STOCK AGENCY, INC.

By:	/s/ Brian Woodland
Name : Brian Woodland
Title : President

STATE OF MASSACHUSETTS

COUNTY OF ESSEX

On this 22nd day of July, 2013, before me did appear Brian Woodland, to me personally known, who by me duly sworn, did acknowledge said Amendment.

/s/ Deborah Cockrell Duchemin
NOTARY PUBLIC